RIDDLE ASSOCIATES Inc.
Commercial Real Estate
530 Woodlake Circle, Suite 100
Chesapeake, Virginia 23320
Phone: 757-523-1900 • Fax: 757-523-1305

November 13, 2013

Mr. Robert F. Shuford, Sr.
Chairman of the Board
Old Point Financial Corporation
1 West Mellen Street
Hampton, Virginia 23663

Dear Chairman Shuford:

Please accept this letter of resignation from The Old Point Financial Corporation and The Old Point National Bank of Phoebus effective this 13th day of November 2013.

It has been a pleasure to serve on the board for the past six years and I would graciously like to thank you for the opportunity.

The improving economy and the additional demands of my business, and my desire to spend more time with my first grandchild, requires me to make some significant changes to my calendar.

I wish the bank and all my colleagues only the best for the future, and regret any inconvenience my resignation may cause.

Sincerely,

Robert L. Riddle, CCIM
President

RLR/seo